Klondex Announces a Reduction in Underground Operations and Workforce at True North and Executive Management Change

Vancouver, BC - January 9, 2018 - Klondex Mines Ltd. (TSX: KDX; NYSE American: KLDX) (“Klondex” or the “Company”) today announced a change in operations in Canada, which includes the immediate reduction of underground mining operations and workforce at its True North mine in Manitoba, Canada.

Following an extensive review of recent operational performance at True North, the Company has decided to limit underground mining to areas already developed. Once these areas are depleted, underground mining will be suspended. The decision was largely based on the site’s inability to achieve planned operating and cash flow metrics in 2017. Preliminary full-year 2017 gold ounce production from True North is estimated to be approximately 24,000 - 27,000 ounces, which is less than the 35,000 - 45,000 ounce range of the Company’s guidance.

The mine will be placed on care and maintenance status after the developed areas are mined to review strategic options and to provide optionality at higher metal prices. The Company will continue to process tailings, as contained in its reserve estimate, through the mill for the foreseeable future in order to maximize cash flow and offset expected care and maintenance costs. Going forward, Klondex projects annual site free cash flow of $2 to $4 million at current metal price levels assuming a processing rate of approximately 1,400 tpd from tailings grading 0.035 Au/opt (1.20 Au/gpt) from April through October, weather dependent. The average tailings grade processed in 2017 was approximately 0.05 Au/opt (1.71 Au/gpt). Additional information regarding True North and Ogama-Rockland will be discussed at the Company’s February 7, 2018 Investor Day in Toronto.

The Company is encouraged by certain positive operational improvements made and additional understanding of the vein structures and mining methods gained during the past year. This information will help Klondex better define future alternatives. Infrastructure has been identified that needs upgrading such as the chutes, automating the loading pocket and the need to advance development. At the True North mine, the Company had a successful drilling campaign in 2017 and expects to release a new resource estimate in Q1 2018. In addition, the Ogama-Rockland property, recently acquired through the Bison Gold Resources acquisition, is approximately 30 kilometers from the mine and has an inferred resource of 337,000 gold equivalent ounces. As we move forward, we will assess the potential of processing ore from both the True North mine and the Ogama-Rockland property through the True North mill to improve the economics for our properties in the region.

Mr. Paul Huet, President and CEO commented, “Klondex is committed to creating shareholder value. Following the True North acquisition, the Company implemented an aggressive plan to start up production. We have extensively evaluated our progress to date and have determined that it is in the best interest of the Company and our shareholders to revise our plans for the True North mine.” Mr. Huet continued, “We regret the implications these actions will have on our workforce and other stakeholders but must ensure the long-term sustainability of the Company. True North and the recently acquired Bison Gold Resource properties continue to be valuable assets and we are taking the necessary steps to build the foundation for their long-term success within the Klondex portfolio.”

Executive Management Change
Klondex announced today that John Seaberg, former Senior Vice President, Strategic Relations, has left the Company.

Mr. Huet commented, "John has been an important part in the development and growth of the Company. On behalf of everyone at Klondex, I thank John for his contributions, and wish him the best in his new endeavors.”

About Klondex Mines Ltd. (www.klondexmines.com)
Klondex is a junior-tier gold and silver mining company focused on exploration, development, and production in a safe, environmentally responsible, and cost-effective manner. The Company has 100% interests in four producing mineral properties: the Fire Creek Mine, the Midas Mine and ore milling facility, the Hollister Mine, all of which are located in the state of Nevada, USA, and the True North Mine and mill in Manitoba, Canada. The Company also has a 100% interest in the Aurora mine and ore milling facility, also located in Nevada, USA.

Contact:
Mike Beckstead
Director, Investor Relations
O: 775-284-5757
M: 406-290-4165
mbeckstead@klondexmines.com

Cautionary Note Regarding Forward-looking Information
This news release contains certain information that may constitute forward-looking information or forward-looking statements under applicable Canadian and United States securities legislation (collectively, “forward-looking information”). This forward-looking information entails various risks and uncertainties that are based on current expectations, and actual results may differ materially from those contained in such information. These uncertainties and risks include, but are not limited to, building a foundation for a successful long-term future at True North; the Company working to facilitate future operational flexibility by developing multiple ore sources for mill feed; the financial benefit of the tailings allowing the True North operation to be cash flow neutral while ongoing work is completed; changes to provide the adequate infrastructure for the long-term success and sustainability of the True North mine and mill; True North being de-risked and in a position to realize its full operational potential in the future; free cash flow estimates. Risks and uncertainties about the Company’s business are more fully discussed in the Company’s disclosure materials filed with the securities regulatory authorities in Canada and United States available at www.sedar.com and www.sec.gov, respectively. Readers are urged to read these materials. Klondex assumes no obligation to update any forward-looking information or to update the reasons why actual results could differ from such information unless required by law.

Non-GAAP performance measures
We have included the non-GAAP measure “Free Cash Flow” in this press release. Management uses Free Cash Flow as a non-GAAP measure to analyze cash flows generated from operations. Free Cash Flow is Net cash provided by operating activities less Expenditures on mineral properties, plant and equipment as presented on the Statements of Consolidated Cash Flows. The Company believes Free Cash Flow is also useful as one of the bases for comparing the Company’s performance with its competitors. Although Free Cash Flow and similar measures are frequently used as measures of cash flows generated from operations by other companies, the Company’s calculation of Free Cash Flow is not necessarily comparable to such other similarly titled captions of other companies. Klondex has not reconciled forward-looking full year non-GAAP performance measures contained in this release to its most directly comparable GAAP measures, as permitted by Item10(e)(1)(i)(B) of Regulation S-K. Such reconciliations would require unreasonable efforts at this time to estimate and quantify with a reasonable degree of certainty various necessary GAAP components, including for example those related to future production costs, realized sales prices and the timing of such sales, timing and amounts of capital expenditures, metal recoveries, and corporate general and administrative amounts and timing, or others that may arise during the year. These components and other factors could materially impact the amount of the future directly comparable GAAP measures, which may differ significantly from their non-GAAP counterparts.

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